      As filed with the Securities and Exchange Commission on April 6, 2001

                                                 Registration No. 333-________

--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                   VALESC INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                       23-3048857
     (State or Other Jurisdiction                          (I.R.S. Employer
  of Incorporation or Organization)                       Identification No.)

                                   Valesc Inc.
                             32 West Lafayette Road
                               Princeton, NJ 08540
                                 (609) 304-2275
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                                 ---------------

                       VALESC INC. 2001 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                 ---------------

                                  Jeremy Kraus
                             Chief Executive Officer
                             32 West Lafayette Road
                               Princeton, NJ 08540
                                 (609) 304-2275
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:

Bradley S. Rodos, Esquire                               Samuel Cohen, President
Fox, Rothschild, O'Brien & Frankel, LLP                 Valesc Inc.
2000 Market Street, 10th Floor                          32 West Lafayette Rd.
Philadelphia, PA  19103                                 Princeton, NJ  08540


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                                      -1-


                                                 CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                          Proposed maximum      Proposed maximum        Amount of
Title of securities to be              Amount to be      offering price per    aggregate offering      registration
registered                              registered            share(1)              price(1)             fee (1)
---------------------------------------------------------------------------------------------------------------------
     Common Stock,
     $0.0001 par value               1,500,000 shares          $0.50                $750,000             $235.00
---------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(h) under the Securities Acts of 1933, as amended (the "Securities Act"), solely for purposes of calculating the registration fee. As no market for our Common Stock exists, we have used the $0.50 per share exercise price of the options granted to date for the proposed maximum offering price per share.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I of Form S-8 shall be included in documents to be furnished to participants in our 2001 Stock Option Plan pursuant to Rule 428(b)(1)(i) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     We hereby incorporate by reference into this registration statement the following documents and information that we have earlier heretofore filed with the SEC:

     (1)  Our Annual Report on Form 10-K for our year ended December 31, 2000;

     (2)  Our Current Report on Form 8-K that we filed on March 23, 2001;

     (3) The description of the Company's Common Stock contained in our Registration Statement on Form 10-SB that we filed with the SEC on September 5, 2000;

     (4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (1) above.

     In addition, we hereby incorporate by reference into this registration statement all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold. Each document that is so incorporated by reference shall be


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

deemed to be a part of this registration statement from the date of the filing of such document with the SEC.


ITEM 4. DESCRIPTION OF SECURITIES.

     The Common Stock being registered hereunder has been registered pursuant to
Section 12 of the Exchange Act and a description of the Common Stock is contained in the Exchange Act Registration Statement on Form 10-SB which has been filed with the Commission.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of our directors to us and our stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the Delaware General Corporate Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Our Certificate of Incorporation and By-laws provide for indemnification to the full extent permitted by the Delaware General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS

  EXHIBIT NUMBER                               DESCRIPTION
  --------------               ------------------------------------------------
        4                      2001 Stock Option Plan

        5                      Opinion of Fox, Rothschild,
                               O'Brien & Frankel, LLP

       23.1                    Consent of Stan J.H. Lee & Co., CPAs

       23.2                    Consent of Fox Rothschild, O'Brien & Frankel,
                               LLP (See Ex. 5)

       24                      Power of attorney (filed with signature pages)


ITEM 9. UNDERTAKINGS.

     A. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in this registration statement, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


     According to the requirements of the Securities Act of 1933, Valesc Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Princeton, State of New Jersey, on the 6th day of April, 2001.

                                         VALESC INC.



                                         By:  /s/ JEREMY KRAUS
                                         -------------------------------------
                                         Jeremy Kraus, Chief Executive Officer




     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy Kraus and Samuel Cohen, and each of them individually, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                  TITLE                           DATE
               ---------                                  -----                           ----
/s/ JEREMY KRAUS                             Chief Executive Officer, Secretary         April 6, 2001
-------------------------------------    and Director [principal executive officer]
Jeremy Kraus

/s/ SAMUEL COHEN                        President, Treasurer and Director [principal    April 6, 2001
-------------------------------------         financial and accounting officer]
Samuel Cohen

/s/ GARRETT MILLER                                        Director                      April 6, 2001
-------------------------------------
Garrett Miller

                                  EXHIBIT INDEX

  EXHIBIT NUMBER                               DESCRIPTION
  --------------               ------------------------------------------------
        4                      2001 Stock Option Plan

        5                      Opinion of Fox, Rothschild,
                               O'Brien & Frankel, LLP

       23.1                    Consent of Stan J.H. Lee & Co., CPAs

       23.2                    Consent of Fox Rothschild, O'Brien & Frankel,
                               LLP (See Ex. 5)

       24                      Power of attorney (filed with signature pages)



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